Exhibit 99.1

Annual Certification

Re: Morgan Stanley ABS Capital I Inc. Trust 2004-NC1 (the "Trust"),
    Mortgage Pass-Through Certificates, Series 2004-NC1, issued pursuant to the Pooling and Servicing Agreement, dated as January 1, 2004 (the "Pooling and Servicing Agreement"), by and among Morgan Stanley ABS Capital I Inc., as depositor (the "Depositor"), Deutsche Bank National Trust Company, as trustee (the "Trustee"), HomEq Servicing Corporation, as servicer (the "Servicer"), and NC Capital Corporation, as responsible party

I, Arthur Q. Lyon, certify to the Depositor and the Trustee, and their officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

A review of the activities of the Servicer during the 2004 calendar year and the Servicer's performance under the Pooling and Servicing Agreement has been made under my supervision, the Servicer has complied with the Pooling and Servicing Agreement in all material respects and, to the best of my knowledge, based on such review, the Servicer has materially fulfilled all of its obligations under the Pooling and Servicing Agreement throughout such calendar year.

Date: March 14, 2005

HomEq Servicing Corporation
/s/: Arthur Lyon
Arthur Q. Lyon
President